Sub-Item 77C:  Submission of matters to a vote of securityholders

BlackRock S&P 500 Index Fund of BlackRock Index Funds, Inc.:

A Special Meeting of Shareholders was held on October 12, 2012, for shareholders of record on August 14, 2012, to vote on approval of a reorganization of BlackRock S&P 500 Index Fund of BlackRock Index Funds, Inc. (the “Fund”) with BlackRock S&P 500 Stock Fund of BlackRock Funds III and the reorganization of Master S&P 500 Index Series of Quantitative Master Series LLC (the “Series”) with S&P 500 Stock Master Portfolio of Master Investment Portfolio.  The meeting was adjourned to November 9, 2012 and subsequently adjourned to December 12, 2012.  The Special Meeting was then further adjourned to February 22, 2013 for shareholders of record of December 28, 2012, to allow the Fund more time to solicit the vote of shareholders.

	Votes For	Votes Against/Withheld	Abstain
1. Approval of reorganization of the Fund	43,956,105.568	396,927.850	749,866.953
2. Approval of reorganization of the Series	43,950,798.381	397,593.040	754,508.950

NY1 8652335v.2